EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Amendment No. 2) No. 333-111085 of Capital Environmental Resource Inc. of our report dated March 20, 2003, except for the effect of the restatement related to the beneficial conversion feature as described in Note 1 to the financial statements included in the Company’s 2002 Form 20-F/A (Amendment No. 2), which is as of November 4, 2003, relating to the consolidated financial statements of Capital Environmental Inc. which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toronto, Canada
June 7, 2004